Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Universal Health Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class B Common Stock, $0.01 par value per share, reserved for issuance under the Amended and Restated 2020 Omnibus Stock and Incentive Plan	Other - 457(c) and 457(h)	6,000,000 shares(1)	$120.74(2)	$724,440,000	.0000927	$67,155.59

Total Offering Amounts					$724,440,000		$67,155.59

Total Fee Offsets							N/A

Net Fee Due							$67,155.59

(1)

Represents 6,000,000 shares of the registrant’s Class B Common Stock which may be issued pursuant to awards that may be granted under the Universal Health Services, Inc. Amended and Restated 2020 Omnibus Stock and Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the Plan as a result of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares.

(2)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales prices of the registrant’s Class B Common Stock on the New York Stock Exchange on June 7, 2022.